SCHEDULE A

to the

Custody Agreement

Funds to be serviced Under the Custody Agreement as of December 16, 2008

Amerigo Fund

Clermont Fund

Berolina Fund

Descartes Fund

Liahona Fund

Reservoir  Fund

ADVISORONE FUNDS

FIRST NATIONAL BANK OF

By:  /s/ W. Patrick Clarke

By: /s/ John E. Lenihan

W. Patrick Clarke, President

 John E. Lenihan, Senior Trust Officer